Exhibit 99.1

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BOQI International Medical Announces Closing of Energy Business Spin-Off

New York, June 24, 2020 -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced the closing of the previously announced sale of its legacy energy saving enhancement business.

As previously disclosed, on March 31, 2020, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell its legacy energy saving enhancement business conducted through NF Energy Saving Investment Limited and its subsidiaries for $10 million in cash.

The transaction closed on June 23, 2020, at which time the Buyer paid the $10 million in full.

“The divestiture of the energy saving enhancement business is a key milestone in our strategy to refine our focus,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “The sale allows us to concentrate on our stronger growth and higher-margin operations in the healthcare business while reducing costs and strengthening our financial position.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized following efforts led by Mr. Yongquan Bi, the company’s new Chairman, with a renewed focus on the health industry. The company is now transforming from a provider of integrated energy conservation solutions to a healthcare products provider. BOQI International Medical Inc. offers a broad range of healthcare products and related services.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered “forward-looking statements.” Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the efficacy of investment in research and development are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; the impact of COVID-19; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: BIMI@dgipl.com